(269) 337-7700

Exhibit 5.1

November 12, 2021

Helius Medical Technologies, Inc.

645 Newtown Yardley Road

Suite 100

Newtown, PA 18940

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-236101)

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement dated as of November 10, 2021 (the “Prospectus Supplement”) to the prospectus (the “Base Prospectus”) of the Company included in the Registration Statement on Form S-3 (File No. 333-236101) (such registration statement as amended or supplemented from time to time, the “Registration Statement”) declared effective on February 6, 2020, relating to the offer and sale by the Company of up to 1,385,031 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), in a public offering (the “Offered Shares”) and (ii) the Underwriting Agreement, dated as of November 10, 2021 (the “Underwriting Agreement”), between the Company and Ladenburg Thalmann & Co. Inc.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Offered Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Underwriting Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Offered Shares covered by the Registration Statement and the Prospectus Supplement, when offered, issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement, the Base Prospectus and the Prospectus Supplement and in accordance with, and in the manner set forth in, the Underwriting Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

(269) 337-7700

such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ Honigman LLP
Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402